QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.21

March 6, 2000

Mr. Robert Nazarian
5800 Long Brake Trail
Edina, MN 55439

Dear Bob:

        I am pleased to confirm the offer to join Merrill Communications, LLC effective April 17, 2000 as Executive Vice President and Chief Financial Officer. The following details the specifics regarding your offer:

Base Salary:

        $25,000 per month.

Annual Incentive Opportunity:

        0-100% of your annual salary. Your bonus payout will be determined based upon Merrill's consolidated results, as well as on your individual performance. In general, "target" performance equals performing to budget. "Target" performance will result in 50% bonus payout.

        As agreed, for fiscal year 2001 only, I will guarantee a bonus payout equal to target.

Signing Bonus:

        In conjunction with your start date, you will receive a signing bonus of $100,000 (gross).

        Should you leave voluntarily within four years of your start date for reasons other than a change in control, a pro-rata portion of this bonus must be repaid to Merrill (e.g., if you leave after three years of employment, 25% of the bonus will need to be repaid).

Long-Term Incentive Opportunity:

        You will be given the opportunity to purchase 39,000 shares of Merrill common at $22.00 per share under the co-investment program. The total investment opportunity is $858,000, your cash outlay will be $300,300 and the non-recourse loan portion will be $557,700. In order to give you time to consider this offer, it will remain valid until April 30, 2000.

        In addition, you will be awarded 11,600 shares of super performance options. Those options will vest in accordance with the schedule provided to you by Kathy Larkin.

        As you requested, your investment opportunity was increased as opposed to giving you time options and performance options. Accordingly, these options will not be part of your employment package.

Change in Control Agreement:

        You will be provided a change in control agreement as provided to all my direct reports. Kathy will provide you with the details.

Severance:

        Should your employment be involuntarily terminated for reasons other than a change in control, Merrill will pay salary and extend medical/dental benefits for eighteen (18) months beyond your termination date.

Benefits:

        You will be eligible to participate in all of the benefits plans afforded to my direct reports. In addition to the standard Merrill benefits, you will be eligible to participate in the Supplemental Executive Retirement Plan (SERP), The Income Deferral Plan and the Supplemental Short-Term Disability Plan. In addition, you will receive a financial planning benefit ($5,000 your first year and $3,000 each year thereafter) and the executive physical benefit.

        Merrill will provide you with a loan to pay the initiation fees associated with a country club membership (I understand that is $55,000). This loan will be forgiven over a four-year period. In addition, Merrill will reimburse you for the monthly country club dues.

        We have very exciting opportunities at Merrill. I look forward to working with you and, with your assistance, making these opportunities a reality.

Regards,
/s/ JOHN CASTRO
John Castro President and Chief Executive Officer

QuickLinks

  Exhibit 10.21